Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY, INC. ANNOUNCES CLOSING OF 7 1/8% SENIOR SUBORDINATED NOTES DUE 2015

AND CALL FOR REDEMPTION OF

8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

BOHEMIA, N.Y. – September 23, 2005 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, announced today that it closed its previously announced offering of $200,000,000 aggregate principal amount of 7 1/8% Senior Subordinated Notes due 2015. In addition, NBTY announced that it has called for redemption that portion of its $150,000,000 aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the “Notes”) that remains outstanding on October 24, 2005, the redemption date. The redemption price is equal to $1,000 per $1,000 principal amount of the Notes validly tendered, plus accrued and unpaid interest to the redemption date.

On August 25, 2005, NBTY initiated a cash tender offer (the “Offer”) for any and all of the Notes. On September 23, 2005, NBTY announced the expiration of the Offer with a total of $74,458,000 aggregate principal amount of Notes tendered, representing approximately 49.6% of the outstanding Notes. On September 23, 2005, NBTY accepted and paid for the $74,458,000 aggregate principal amount of Notes tendered.

This press release shall not constitute an offer to sell or a solicitation of any offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 19,000 products, including products marketed the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Since the first time NBTY will be required to comply with the certification and other requirements of Section 404 of the Sarbanes-Oxley Act of 2002 will be for NBTY’s fiscal year ending September 30, 2005, NBTY cannot provide assurances that NBTY, or NBTY’s auditors, will not conclude that there are one or more material weaknesses in NBTY’s internal controls or that measures NBTY has taken to comply with Section 404 will be sufficient to meet the requirements thereof.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

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